[Letterhead of C. Stanley Bailey]

EXHIBIT 99

December 15, 2010

Dear Preferred Stockholder:

In the second quarter, Superior Bancorp issued Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”) with a liquidation value of $11.1 million as well as five-year warrants to purchase 792,859 shares of the Corporation’s common stock at an exercise price of $3.50 per share.  In addition, during the second quarter, the Corporation issued Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”, and, together with the Series B Preferred Stock, the “Preferred Stock”) with a liquidation value of $0.3 million along with five-year warrants to purchase 21,429 shares of common stock at an exercise price of $3.50 (these warrants, together with the warrants described above, the “Warrants”).  The Preferred Stock was scheduled to mandatorily convert into common stock of Superior Bancorp on December 15, 2010 subject to certain conditions, including without limitation the receipt of stockholder approval if required under NASDAQ listing rules.   The conversion rate of the Preferred Stock is 83% of the 10-day volume-weighted trailing average of closing prices of the Corporation’s common stock.  Stockholder approval of the conversion has not been obtained.  As a result, the Preferred Stock has not converted into common stock.

Under the terms of agreements entered into with you and the other holders of the Preferred Stock, Superior is required to file two registration statements, one by December 15, 2010 covering the shares of common stock into which the Preferred Stock are convertible and another by October 31, 2010 covering shares of common stock for which the Warrants are exercisable. These registration statements have not been filed.  In addition, to the extent stockholder approval of the conversion has not been obtained, we are required to seek this approval.  As we have disclosed in our public filings, we are engaged in negotiations with potential investors in order to raise additional capital for the bank.  Soliciting stockholder approval and filing registration statements at this time would in our opinion be counterproductive to those negotiations.  We are working hard to be in a position to make a public announcement about the capital raise in the near future and we will provide you with additional information about the preferred stock at that time. However, no specific transaction has been agreed upon and we can give no assurance that any transaction will be agreed upon, or that any such transaction will not be substantially dilutive to or eliminate present equity interests.

We thank you for your continuing support and are available to respond to your questions.

Sincerely,

Forward Looking Statements

This letter contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about Superior Bancorp’s plans, objectives, expectations and intentions and other statements contained in this letter that are not historical facts and pertain to Superior Bancorp’s financial restructuring plans.  When used in this letter, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Superior Bancorp’s control.  These include but are not limited to: Superior Bancorp’s ability to complete future contemplated capital raises and other aspects of its financial restructuring plans; Superior Bancorp’s ability to maintain adequate liquidity and its viability as a going concern; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Superior Bancorp’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Superior Bancorp’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; and Superior Bancorp’s ability to comply with regulatory actions.  Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Superior Bancorp’s Annual Report on Form 10-K, as updated periodically in Superior Bancorp’s filings with the Securities and Exchange Commission. Unless legally required, Superior Bancorp disclaims any obligation to update any forward-looking statements.